                                 SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]


Check the appropriate box:
[_]  Preliminary Proxy Statement              [_]  Confidential, for Use of the
[X]  Definitive Proxy Statement                    Commission Only (as Permitted
                                                   by Rule 14a-6(e)(2))
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                                    VYYO INC.
     ----------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


     ----------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     (4) Proposed maximum aggregate value of transaction:
     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
     (2) Form, Schedule or Registration Statement No.:
     (3) Filing Party:
     (4) Date Filed:

Notes:

                                    VYYO INC.
                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON NOVEMBER 13, 2001



To our Stockholders:


     NOTICE IS HEREBY GIVEN that a special meeting of stockholders of Vyyo Inc., a Delaware corporation, will be held at Vyyo's principal executive office located at 20400 Stevens Creek Boulevard, 8th Floor, Cupertino, California 95014, on Tuesday, November 13, 2001, at 10:00 a.m., local time, for the following purposes:

     1. To approve an amendment to Vyyo's Third Amended and Restated Certificate of Incorporation to effect a one-for-three reverse split of the outstanding shares of common stock; and

     2. To transact such other business as may properly come before the special meeting and any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the proxy statement that is attached and made a part hereof.

     The board of directors has fixed the close of business on Friday, October 5, 2001, as the record date for determining the stockholders entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof.

     Whether or not you expect to attend the special meeting in person, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the special meeting. If you send in your proxy card and then decide to attend the special meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

                                   By Order of the Board of Directors



                                   /s/ Davidi Gilo


                                   Davidi Gilo
                                   Chairman of the Board


Cupertino, California

October 9, 2001

                                    VYYO INC.
                   20400 Stevens Creek Boulevard, 8/th/ Floor
                           Cupertino, California 95014

                                 PROXY STATEMENT


General Information


     This proxy statement is furnished to stockholders of Vyyo Inc., a Delaware corporation, in connection with the solicitation by the board of directors of Vyyo of proxies in the accompanying form for use in voting at a special meeting of stockholders to be held on Tuesday, November 13, 2001, at 10:00 a.m., local time, at Vyyo's principal executive office located at 20400 Stevens Creek Boulevard, 8th Floor, Cupertino, California 95014, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the special meeting. This proxy statement is being mailed to stockholders on, or about, October 10, 2001.


Revocability of Proxy

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by: (1) delivering to Vyyo (to the attention of Stephen P. Pezzola, Vyyo's Secretary, at the address of Vyyo's offices listed above) a written notice of revocation or a duly executed proxy bearing a later date; or (2) attending the special meeting and voting in person.

Solicitation and Voting Procedures

     The solicitation of proxies will be conducted by mail, and Vyyo will bear all attendant costs. These costs will include the expense of preparing and mailing proxy materials for the special meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the special meeting to beneficial owners of Vyyo's common stock. Vyyo may conduct further solicitation personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.


     The close of business on Friday, October 5, 2001 has been fixed as the record date for determining the holders of shares of Vyyo's common stock entitled to notice of and to vote at the special meeting. As of the close of business on the record date, Vyyo had 36,972,713 shares of common stock outstanding and entitled to vote at the special meeting. The presence at the special meeting of a majority, or 18,486,357 of these shares of common stock, either in person or by proxy, will constitute a quorum for the transaction of business at the special meeting. Each outstanding share of common stock on the record date is entitled to one (1) vote on all matters.


     An automated system administered by Vyyo's transfer agent will tabulate votes cast by proxy, and an employee of Vyyo will tabulate votes cast in person at the special meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present and voting, and each is tabulated separately. However, broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal. Since Delaware law provides that the reverse split requires the approval of the holders of a majority of Vyyo's outstanding shares, not merely a majority of the shares present in person or represented by proxy at the special meeting, abstentions and broker non-votes will each count as votes against Proposal No.
1. If no specific instructions are given with respect to matters to be acted upon at the special meeting, shares of common stock represented by a properly executed proxy will be voted FOR the proposal to approve an amendment to Vyyo's Third Amended and Restated Certificate of Incorporation to effect a one-for-three reverse split of the outstanding common stock.

                                 PROPOSAL NO. 1

               PROPOSAL TO APPROVE AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-THREE REVERSE
               SPLIT OF VYYO'S OUTSTANDING SHARES OF COMMON STOCK

General

     The Board has unanimously adopted resolutions approving, subject to approval by our stockholders, an amendment to Vyyo's Third Amended and Restated Certificate of Incorporation to effect a one-for-three reverse split of Vyyo's outstanding shares of common stock.

     The form of the proposed amendment to effect the reverse stock split is attached hereto as Appendix A (the "Certificate of Amendment"). The Certificate of Amendment will effect a one-for-three reverse split of the shares of Vyyo's issued and outstanding common stock, but will not change the number of authorized shares of common stock or preferred stock, or the par value of Vyyo's common stock or preferred stock.

     Vyyo's common stock is quoted on the Nasdaq National Market ("Nasdaq") under the symbol "VYYO." In order for our common stock to continue to be quoted on the Nasdaq National Market, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, as such requirements pertain to us, we are required to have either stockholders' equity of at least $10 million or net tangible assets (defined as total assets, excluding goodwill, minus total liabilities) of at least $4 million, and our common stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $5 million. Additionally, we must have at least 750,000 shares held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, at least 400 persons must own at least 100 shares, and our common stock must have a minimum bid price of at least $1.00 per share. Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock remains below $1.00 per share for 30 consecutive trading days Nasdaq will issue a deficiency notice to Vyyo. If the closing bid price subsequently does not reach $1.00 per share or higher for a minimum of ten consecutive trading days during the 90 calendar days following the issuance of the deficiency notice from Nasdaq, Nasdaq may de-list our common stock from trading on the Nasdaq National Market.

     If Nasdaq were to de-list our common stock, it may qualify to trade on the Nasdaq SmallCap Market or the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. Each of these markets is generally considered to be a less efficient market and not as broad as the Nasdaq National Market. Our common stock has recently traded below Nasdaq's minimum bid price requirement of $1.00 per share, and to attempt to avoid de-listing, Vyyo proposes that a one-for-three reverse stock split be implemented for the purpose of increasing the market price of our common stock above the Nasdaq minimum bid requirement. Vyyo currently complies with all other requirements for continued listing on the Nasdaq National Market, including the $5 million market value of public float requirement, the $10 million stockholders' equity or $4 million net tangible assets requirement, and the 750,000 shares held in the public float requirement, although Vyyo may be unable to continue to meet these requirements in the future.


     The board of directors considered the potential harm to Vyyo of being de-listed from the Nasdaq National Market, and determined that a reverse stock split was the best way to attempt to comply with Nasdaq's minimum bid price listing standard. Although Nasdaq recently announced a temporary waiver of the minimum bid price requirement until January 2002, we will need to meet the requirement when it is reinstated and believe that a reverse split is advisable.


Purpose


     One of the key requirements for continued listing on Nasdaq is that our common stock must maintain a minimum bid price above $1.00 per share. Our common stock has recently been trading below $1.00, and we believe that the reverse split may increase the price level of our common stock above $1.00 per share so that we may maintain compliance with the Nasdaq minimum bid price listing standard when it is reinstated by Nasdaq.

     If the stockholders do not approve the reverse stock split proposal and the stock price does not otherwise increase to and remain greater than $1.00 per share, Vyyo expects the common stock would be delisted from Nasdaq after the periods set forth in the Nasdaq listing maintenance standards have elapsed.

     Stockholders should recognize that if the reverse split is effectuated they will own a fewer number of shares than they currently own (a number equal to the number of shares owned immediately prior to the reverse stock split divided by three). While we expect that the reverse split will result in an increase in the market price of our common stock, the reverse split may not increase the market price of our common stock in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse split or result in the permanent increase in the market price (which is dependent upon many factors, including our performance, prospects and other factors). The history of similar reverse stock splits for companies in like circumstances is varied. The per-share market price of our common stock after the reverse split may not exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq. In addition, Vyyo could be de-listed due to a failure to meet other continued Nasdaq listing requirements even if the market price per post-reverse split share of our common stock remains in excess of $1.00.

     The market price of Vyyo's common stock will also be based on Vyyo's performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is effected and the market price of Vyyo's common stock declines, the percentage decline as an absolute number and as a percentage of Vyyo's overall market capitalization may be greater than would occur in the absence of a reverse stock split. Furthermore, the liquidity of Vyyo's common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split. In addition, the reverse split will likely increase the number of stockholders of Vyyo who own odd lots (less than 100 shares). Stockholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. Consequently, the reverse split may not achieve the desired results that have been outlined above.

Principal Effects of the Reverse Stock Split

     Number of Shares of Common Stock and Corporate Matters. The reverse stock split would have the following effects on the number of shares of common stock outstanding:

  . each three (3) of Vyyo's common stock owned by a stockholder prior to the reverse split would be exchanged for one (1) share of common stock after the reverse split;


  . the number of shares of Vyyo's common stock issued and outstanding will be reduced from approximately 37 million shares to approximately 12.3 million shares;


  . all outstanding but unexercised options and warrants entitling the holders thereof to purchase shares of Vyyo's common stock will enable such holders to purchase, upon exercise of their options or warrants, one-third (1/3) of the number of shares of Vyyo's common stock that such holders would have been able to purchase upon exercise of their options or warrants immediately preceding the reverse stock split at an exercise price equal to three times the exercise price specified before the reverse stock split, resulting in approximately the same aggregate exercise price being required to be paid upon exercise thereof immediately preceding the reverse stock split; and

  . the number of shares reserved for issuance (including the number of shares subject to automatic annual increase and the maximum number of shares that may be subject to options) under Vyyo's existing stock option plans and its employee stock purchase plan will be reduced to one-third (1/3) of the number of shares currently included in such plans.

     The reverse stock split will affect all of Vyyo's stockholders uniformly and will not change the proportionate equity interests of our stockholders, nor will the respective voting rights and other rights of stockholders be altered, except for possible immaterial changes due to the treatment of fractional shares resulting from the reverse split. As described below, stockholders holding fractional shares will be entitled to cash payments in lieu of such fractional shares. Common stock issued pursuant to the reverse stock split will remain fully paid and non-assessable. Vyyo will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, as amended.

     Fractional Shares. We will not issue fractional certificates for post-reverse split shares in connection with the reverse split. Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of pre-reverse split shares not evenly divisible by three (3) will be entitled, upon surrender to the exchange agent of certificate(s) representing such shares, to a cash payment in lieu thereof. The cash payment will equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported in The Wall Street Journal, during the thirty
(30) trading days preceding the date that is five (5) days before the effective time of the reverse stock split. If such price is not available, the fractional share payment will be based on the average of the last bid and ask prices of our common stock on such days or other prices determined by the Board. The ownership of a fractional interest will not give the holder thereof any voting, dividend or other rights except to receive payment therefor as described herein.

     Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Vyyo is domiciled and where the funds will be deposited, sums due for fractional interests that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.


     Authorized Shares; Future Stock Issuances. Upon effectiveness of the reverse stock split, the number of authorized shares of common stock that are not issued or outstanding would increase from approximately 163 million shares to approximately 187.7 million shares. We will continue to have 5,000,000 authorized but unissued shares of preferred stock. Authorized but unissued shares will be available for issuance, and we may issue such shares in financings or otherwise. If we issue additional shares, the ownership interest of holders of Vyyo's common stock may also be diluted. Also, the issued shares may have rights, preferences or privileges senior to those of Vyyo's common stock.


     Accounting Matters. The reverse stock split will not affect the par value of Vyyo's common stock. The reverse stock split will not impact the amounts reported as common stock or total stockholders' equity on Vyyo's balance sheet. The per share net income or loss and net book value of Vyyo's common stock will be increased because there will be fewer shares of Vyyo's common stock outstanding.

     Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Vyyo's Board or contemplating a tender offer or other transaction for the combination of Vyyo with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate Vyyo's shares of common stock or obtain control of Vyyo, nor is it part of a plan by management to recommend a series of similar amendments to Vyyo's Board and stockholders. Other than the reverse stock split proposal, Vyyo's Board does not currently contemplate recommending the adoption of any other amendments to Vyyo's Third Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of Vyyo.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

     If Vyyo's stockholders approve the reverse stock split and the Board continues to believe that the reverse stock split is in the best interests of Vyyo and its stockholders, we will file an amendment to our Third Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware. The reverse stock split will become effective at the time of the filing of the amendment, which we refer to as the "effective time." Beginning at the effective time, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares.

     As soon as practicable after the effective time, stockholders will be notified that the reverse stock split has been effected. Vyyo's transfer agent, EquiServe Trust Company, will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing such shares in exchange for certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in the letter of transmittal Vyyo sends to its stockholders. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder's outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the exchange agent. Any pre-reverse stock split shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for post-reverse stock split shares. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

     Even if the stockholders approve the reverse stock split, Vyyo reserves the right not to effect the reverse stock split if in the Board's opinion it would not be in the best interests of Vyyo and its stockholders to effect such reverse stock split.

No Dissenter's Rights

     Under the Delaware General Corporation Law, Vyyo's stockholders are not entitled to dissenter's rights with respect to the reverse stock split, and Vyyo will not independently provide stockholders with any such right.

Certain United States Federal Income Tax Consequences

     The following is a summary of certain United States federal income tax consequences of the reverse stock split generally applicable to the holders of Vyyo shares. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder is advised to consult his or her tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the reverse stock split.

     Exchange Pursuant to Reverse Stock Split. No gain or loss will be recognized by a stockholder upon such stockholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the reverse stock split, except to the extent of cash, if any, received in lieu of fractional shares. See "- Cash in Lieu of Fractional Shares" below. The aggregate tax basis of the post-reverse stock split shares received in the reverse stock split will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor (excluding any portion of the holder's basis allocated to fractional shares), and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares.

     Cash in Lieu of Fractional Shares. A holder of pre-reverse stock split shares who receives cash in lieu of a fractional share of post-reverse stock split shares will generally be treated as having received such fractional share pursuant to the reverse stock split and then as having exchanged such fractional share for cash in a redemption by Vyyo. The amount of any gain or loss will be equal to the difference between the ratable portion of the tax basis of the pre-reverse stock split shares exchanged in the reverse stock split that is allocated to such fractional share and the cash received in lieu thereof. In general, any such gain or loss will constitute long-term capital gain or loss if such pre-reverse stock split shares have been held by the holder for more than one year at the time of the reverse stock split.

Vote Required; Recommendation of Board

The affirmative vote of the holders of a majority of all outstanding shares of Vyyo's common stock will be required for approval of the amendment. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND THE THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-THREE REVERSE SPLIT OF THE OUTSTANDING SHARES OF VYYO'S ISSUED AND OUTSTANDING COMMON STOCK.

                              SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

          The following table sets forth information known to us as of October 5, 2001, regarding the beneficial ownership of our common stock by:

     . each person known to the board of directors to own beneficially 5% or more of our common stock;
     .    each of our directors;
     . our chief executive officer and the four other most highly compensated executive officers whose salary and bonus in 2000 exceeded $100,000; and
     .    all of our directors and executive officers as a group.

         Information with respect to beneficial ownership has been furnished by each director, officer, or 5% or more stockholders, as the case may be.

         Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities, and includes shares of common stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within sixty (60) days after October 5, 2001. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.


  Name and Address of                                Amount and Nature of
  Beneficial Owner                                  Beneficial Ownership/(1)/     Percent of Class/(1)/
  -------------------                               -------------------------     ---------------------
  Davidi Gilo/(2)/................................        15,437,478                     41.8%
  c/o Vyyo Inc.
  20400 Stevens Creek Blvd., Ste. 800
  Cupertino, CA  95014
  ADC Telecommunications, Inc./(3)/...............         2,476,603                      6.7%
  P.O Box 1101
  Minneapolis, MN 55440
  Gilder, Gagnon, Howe & Co., LLC/(4)/............         2,410,156                      6.5%
  1775 Broadway, 26/th/ Floor
  New York, NY  10019
  John R. O'Connell/(5)/..........................         1,298,156                      3.4%
  Michael P. Corwin/(6)/..........................           509,879                      1.4%
  Eran Pilovsky/(7)/..............................           534,774                      1.4%
  Stephen P. Pezzola/(8)/.........................           423,955                      1.1%
  Lewis S. Broad/(9)/.............................           160,165                       *
  Neill H. Brownstein/(10)/.......................           254,145                       *
  Avraham Fischer/(11)/...........................           382,766                      1.0%
  John P. Griffin/(12)/...........................           110,000                       *
  Samuel L. Kaplan/(13)/..........................           222,618                       *
  Alan L. Zimmerman/(14)/.........................           299,428                       *
  All current directors and executive officers
    as a group (13 Persons)/(15)/.................        20,374,690                     51.3%


___________________
*    Less than 1%.


(1) Number of shares and percentage ownership include shares issuable pursuant to stock options held by the person in question exercisable within 60 days after October 5, 2001. Percentages are based on 36,972,713 shares outstanding as of October 5, 2001.

(2) Includes (a) 14,362,995 shares held by the Gilo Family Trust, of which Davidi Gilo and his wife Shamaya Gilo are the trustees; (b) 16,260 shares held by Harmony Management, Inc., of which Davidi and Shamaya Gilo are the sole stockholders; (c) 3,223 shares held by the Gilo Group, LLC, a limited liability company of which Mr. Gilo is a principal owner; and (d) 1,020,000 shares held by the Gilo Family Foundation, a private not-for-profit charitable foundation of which Davidi and Shamaya Gilo are trustees. Excludes 244,947 shares held in three trusts for the benefit of Mr. Gilo's children, Adi, Elad and Yael Gilo, as to which Mr. Gilo has no voting or investment power. Mr. Gilo disclaims beneficial ownership of such shares.
(3) Based on the Schedule 13G dated February 13, 2001 filed by ADC Telecommunications, Inc. Pursuant to the Schedule 13G filing, ADC Telecommunications has sole voting and dispositive power with respect to all of the shares.
(4) Based on the Schedule 13G dated February 5, 2001 filed by Gilder, Gagnon, Howe & Co., LLC. Pursuant to the Schedule 13G filing, Gilder, Gagnon, Howe & Co. has no voting power with respect to these shares and has shared investment power with respect to all of these shares.
(5)  Includes 908,156 shares issuable pursuant to stock options.
(6)  Includes 159,808 shares issuable pursuant to stock options.
(7)  Includes 266,000 shares issuable pursuant to stock options.
(8) Includes 50,203 shares held by the Pezzola-Foster Trust, of which Mr. Pezzola and his wife Twila Foster are the trustees. Also includes 172,583 shares issuable pursuant to stock options. Excludes 42,000 shares held in two trusts for the benefit of Mr. Pezzola's children, Genevieve and David Pezzola, as to which Mr. Pezzola has no voting or investment power. Mr. Pezzola disclaims beneficial ownership of such shares.

(9)  Includes 50,000 shares issuable pursuant to stock options.
(10) Includes 65,000 shares issuable pursuant to stock options.
(11) Includes 25,152 shares held by Rashifa Management and Holdings Ltd., of which Mr. Fischer and his wife Vered Fischer are the sole stockholders. Also includes 275,000 shares issuable pursuant to stock options.
(12) Includes 50,000 shares issuable pursuant to stock options.
(13) Includes 50,000 shares issuable pursuant to stock options.
(14) Includes 115,000 shares issuable pursuant to stock options.
(15) See footnote (2) and footnotes (5) through (14). Includes 2,725,713 shares issuable pursuant to stock options. Also includes shares held by Menashe Shahar, our Chief Technical Officer, and Arnon Kohavi, our Senior Vice President, Strategic Relations.


                              STOCKHOLDER PROPOSALS

     Under our bylaws, if you intend to present a proposal at Vyyo's 2002 annual stockholder meeting, you must deliver a copy of your proposal to our Corporate Secretary, Stephen P. Pezzola, at Vyyo Inc., 20400 Stevens Creek Boulevard, 8th Floor, Cupertino, California 95014, not less than 60 nor more than 90 days prior to the anniversary date of the 2001 annual stockholder meeting, May 8, 2002, unless the actual date of Vyyo's 2002 annual stockholder meeting is more than 30 calendar days before or after the date of our 2001 annual meeting, in which case your notice of a proposal will be timely if we receive it by the close of business on the tenth day following the day we publicly announce the date of the 2002 annual meeting or mail notice of the meeting, whichever occurs first. These requirements are separate from and in addition to the Securities and Exchange Commission's requirements for a stockholder to have a proposal included in Vyyo's proxy statement.

     Stockholders interested in submitting a proposal for inclusion in the proxy materials for Vyyo's annual meeting of stockholders in 2002, may do so by following the procedures prescribed in Securities and Exchange Commission Rule 14a-8 and submitting such proposal to our Corporate Secretary, Mr. Pezzola, at our address noted above. To be eligible for inclusion, stockholder proposals must be received by the Corporate Secretary no later than December 4, 2001.

                                  OTHER MATTERS

     The board of directors knows of no other business that will be presented at the special meeting. If any other business is properly brought before the special meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

     It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.

                                       By Order of the Board of Directors,




                                       /s/ Davidi Gilo
                                       ---------------------------------
                                       Davidi Gilo
                                       Chairman of the Board

October 9, 2001
Cupertino, California

                                   APPENDIX A

                                     FORM OF
                         CERTIFICATE OF AMENDMENT OF THE
             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                    VYYO INC.

     Stephen P. Pezzola hereby certifies that:

     1. He is the duly elected and acting Secretary of Vyyo Inc., a corporation organized and existing under the laws of the state of Delaware (the "Corporation").

     2. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation amends the provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation.

     3. The terms and provisions of this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

     4. Article FOURTH of the Third Amended and Restated Certificate of Incorporation of the Corporation is hereby amended such that the following paragraphs shall be inserted at the end thereof:

"Effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the "Effective Time"), each one (1) share of Common Stock of the Corporation issued and outstanding shall, by virtue of this amendment to the Corporation's Third Amended and Restated Certificate of Incorporation, be combined into one-third (1/3) of one (1) share of fully paid and nonassessable Common Stock of the Corporation, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected hereby pursuant to procedures adopted by the Corporation.

No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

A holder of Common Stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the Common Stock, as reported in The Wall Street Journal, on the thirty (30) trading days preceding the date that is five (5) trading days before the Effective Time (as adjusted for the reverse stock split effected hereby) (or if such prices are not available, the average of the last bid and asked prices of the Common Stock on such days (as adjusted for the reverse stock split effected herby) or other price determined by the Board of Directors)."

     IN WITNESS WHEREOF, this Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation, which amends certain provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this __________________ day of __________________________, 2001.




______________________________________
Stephen P. Pezzola, Secretary

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                    VYYO INC.
                   FOR THE SPECIAL MEETING OF THE STOCKHOLDERS

                                November 13, 2001

         The undersigned stockholder of VYYO INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, each dated October 9, 2001, and hereby appoints Bruce P. Johnson, Stephen P. Pezzola, and Davidi Gilo, or any of them, proxies, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Special Meeting of Stockholders of VYYO INC. to be held on November 13, 2001 at 10:00 a.m., local time, at VYYO INC.'s principal executive office located at 20400 Stevens Creek Boulevard, Suite 800, Cupertino, California 95014, and at any adjournment or adjournments thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

         THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE AMENDMENT TO VYYO'S THIRD AMENDED AND RESTATED
                         ---
CERTIFICATE OF INCORPORATION TO EFFECT A ONE-FOR-THREE REVERSE SPLIT OF THE OUTSTANDING SHARES OF COMMON STOCK, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

1. Proposal to amend the Vyyo Inc. Third Amended and Restated Certificate of Incorporation to effect a one-for-three reverse split of the outstanding shares of common stock.

    ______FOR                 ______AGAINST              ______ABSTAIN

                              MARK HERE     [ ]          MARK HERE    [ ]
                              FOR ADDRESS                IF YOU PLAN
                              CHANGE AND                 TO ATTEND
                              NOTE AT LEFT               THE MEETING

                                  This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign. Dated:__________________________, 2001


                                  -------------------------------------
                                    Signature

                                  -------------------------------------
                                    Signature